Exhibit 4.3

THIS WARRANT CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF ARE SUBJECT TO VARIOUS CONDITIONS, INCLUDING CERTAIN RESTRICTIONS RELATING TO COMPLIANCE WITH U.S. AIRLINE FOREIGN OWNERSHIP LIMITATIONS, AS ARE SET FORTH IN A WARRANTHOLDERS’ AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT CERTIFICATE OR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH WARRANTHOLDERS’ AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND UNDER APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS WARRANT CERTIFICATE, BY ACCEPTANCE OF THIS WARRANT CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH WARRANTHOLDERS’ AGREEMENT.

GMR BUYER CORP.

WARRANTS TO PURCHASE

SHARES OF COMMON STOCK

Warrant Certificate No. [●]	Number of Warrants: [●]

Warrantholder: [●]

Issue Date: [●]

1.             Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” has the meaning given to such term in the Warrantholders’ Agreement.

“Antitrust Approval” means, with respect to the Warrantholder, the receipt of approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder or the competition or merger control laws of other jurisdictions, to the extent applicable and necessary to permit the Warrantholder to exercise the Warrants, in whole or in part, and own the Shares purchased thereby.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“close of business” means 5:00 p.m., New York City time.

“Closing Sale Price” of the Common Stock on any date of determination means:

(a)            if the Common Stock is listed on the New York Stock Exchange or NASDAQ on such date, the closing sale price per share of the Common Stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) as reported by the New York Stock Exchange or NASDAQ, as applicable;

(b)            if the Common Stock is not listed on the New York Stock Exchange or NASDAQ on such date, the closing sale price per share of the Common Stock (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such other securities are traded;

(c)            if the Common Stock is not listed on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock on such date in the over-the-counter market as reported by Pink OTC Markets Inc. or other similar organization; or

(d)            in all other cases, as determined by the board of directors of the Company in good faith.

The Closing Sale Price will be determined without reference to early hours, after hours or extended market trading.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” means GMR Buyer Corp., a Delaware corporation.

“DOT” means the U.S. Department of Transportation or any other federal department or agency at the time administering the Foreign Ownership Limitations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Date” means any date, on or prior to the Expiration Date, on which the Warrantholder exercises the right to purchase the Shares, in whole or in part, pursuant to and in accordance with the terms and conditions described herein which shall be the date on which the Notice of Exercise is delivered to the Company.

“Exercise Price” per share of Common Stock (subject to adjustment pursuant to Section 12) as to which the Warrants represented by this Warrant Certificate are being exercised means $0.0001.

“Expiration Date” means the day on which the Expiration Time occurs.

“Expiration Time” has the meaning given to such term in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the board of directors of the Company, acting in good faith. The Warrantholder may object in writing to the board of directors’ calculation of fair market value within ten days of receipt of written notice thereof. If the Warrantholder and the Company are unable to agree on fair market value during the ten-day period following the delivery of the Warrantholder’s objection, the Dispute Procedure may be invoked by either party to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder’s objection. If neither party invokes the Dispute Procedure during such 30-day period, the board of directors’ calculation of fair market value, as determined in good faith, shall control.

“Foreign Ownership Limitations” shall mean the applicable requirements related to the ownership of United States airlines by U.S. Citizens, which include all ownership and control restrictions under 49 U.S.C. § 40102(a)(15) as amended from time to time, and as interpreted by the DOT.

“Fully Diluted” at any time shall mean the number of shares of Common Stock outstanding on a fully-diluted basis (including the shares of Common Stock issuable in respect of all outstanding options, warrants and securities convertible into or exercisable or exchangeable for shares of Common Stock).

“Initial Issue Date” means December 17, 2021.

“Market Disruption Event” means:

(a)            a failure by the principal market on which the Common Stock is listed or approved for trading to open for trading during its regular trading session; or

(b)            the occurrence or existence for more than a one half-hour period in the aggregate on any Scheduled Trading Day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the principal market on which the Common Stock is listed or approved for trading or otherwise) in the shares of the Common Stock or in any options, contracts or future contracts relating to shares of the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such day.

“open of business” means 9:00 a.m., New York City time.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock corporation, limited liability company, limited liability partnership or trust.

“Reference Property” has the meaning given to such term in Section 12.

“Reorganization Event” has the meaning given to such term in Section 12.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading; provided that if the Common Stock is not listed or traded, “Scheduled Trading Day” shall mean any Business Day.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shares” has the meaning given to such term in Section 2.

“Subsidiary” means, with respect to any person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association or other unincorporated organization of which or in which such person and such person’s Subsidiaries own directly or indirectly more than 50% of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, if it is a corporation; (b) the voting or managing interests (which shall mean the general partner in the case of a partnership), if it is a partnership, joint venture or similar entity; (c) the beneficial interest, if it is a trust, association or other unincorporated organization; or (d) the membership interest, if it is a limited liability company.

“Subscription Agreement” means the Warrant Subscription Agreement, dated as of December 17, 2021, between the Company, the Warrantholder and the other parties thereto.

“Trading Day” means a day on which (a) there is no Market Disruption Event and (b) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then traded; provided that if the Common Stock is not so listed or traded, “Trading Day” shall mean any Business Day.

“Transfer” or “Transferable” have the meanings given to such terms in the Warrantholders’ Agreement.

“U.S. Citizen” means a “citizen of the United States” as that term is defined in 49 U.S.C. § 40102(a)(15), as may be amended from time to time, and as interpreted by the DOT.

“unit of Reference Property” has the meaning given to such term in Section 12.

“Warrant Certificate” means a certificate, substantially in the form of this certificate, but subject to modification as provided herein, representing any Warrants.

“Warrantholders’ Agreement” means the Warrantholders’ Agreement, dated as of March 14, 2018, between the Company (f/k/a Air Medical Buyer Corp.), the Warrantholder and the other parties from time to time party thereto, as amended, supplemented or modified from time to time.

“Warrants” means any and all of the warrants to acquire shares of Common Stock issued pursuant to the Subscription Agreement, and any replacement warrants issued in respect thereof.

“these Warrants” means the Warrants represented by this Warrant Certificate.

“Warrantholder” has the meaning given to such term in Section 2.

2.             Number of Shares; Exercise Price.

(A)          This certifies that for value received, the holder to whom this Warrant Certificate has been issued and whose name appears on the face hereof (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, one fully paid and non-assessable share of Common Stock (the “Shares”) for each Warrant represented by this Warrant Certificate (subject to adjustment as described below), at a purchase price per Share equal to the Exercise Price.

(B)           The right of a Warrantholder to acquire Shares pursuant to this Warrant Certificate is subject to the prior receipt of Antitrust Approval, to the extent required. In addition, this Warrant may not be exercised, and Shares may not be acquired pursuant to this Warrant Certificate, to the extent that the Warrantholder’s record or beneficial ownership thereof would result in the Company or any of its Subsidiaries not complying with the Foreign Ownership Limitations.

3.             Exercise of Warrants; Term.

(A)          Subject to Section 2, and to the extent permitted by applicable laws and regulations, the Warrantholder shall have the right to exercise these Warrants to purchase the Shares issuable upon exercise of these Warrants, in whole or in part, at any time during the period from the Initial Issue Date until the close of business on the date that is the tenth anniversary of the Initial Issue Date (as such date may be extended by written agreement of the Warrantholder and the Company from time to time, the “Expiration Time”) by:

(i)            the surrender of this Warrant Certificate (if these Warrants are being exercised in their entirety) and (in every case) Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the principal executive office of the Company (or such other office or agency of the Company in the United States as it could designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and

(ii)            the payment of the aggregate Exercise Price for the number of Shares thereby purchased, at the election of the Warrantholder in one of the following manners:

(1)	by check or wire transfer payable to the order of the Company; or

(2)	by having the Company withhold a number of shares of Common Stock determined by the following formula:

NW = (NE x PE)/PC where —

NW	is the number of Shares withheld (but not greater than NE);

NE	is the number of Shares for which the Warrants are then being exercised (including the shares being withheld);

PE	is the Exercise Price; and

PC	is the Closing Sale Price of the Common Stock on the Trading Day prior to the Exercise Date.

(B)            Upon exercise of any portion of these Warrants in accordance with the terms hereof, the Warrantholder shall not be required to physically surrender this Warrant Certificate to the Company unless such Warrantholder is purchasing the full number of previously unexercised Warrants represented by this Warrant Certificate, in which case the Warrantholder shall promptly surrender this Warrant Certificate, and such surrendered Warrants shall be cancelled. The Warrantholder and the Company shall each maintain records showing the number of Warrants so exercised and the number of Shares issued in connection with each exercise of these Warrants and the dates of such exercises or shall use such other method, reasonably satisfactory to the Warrantholder and the Company, so as not to require physical surrender of this Warrant Certificate upon each such partial exercise. Notwithstanding the foregoing, if any of these Warrants are exercised as aforesaid, the Warrantholder may not transfer or assign the remaining Warrants unless such Warrantholder first physically surrenders this Warrant Certificate to the Company, whereupon the Company will forthwith issue and deliver upon order of the Warrantholder a new Warrant Certificate of like tenor, registered on the books of the Company as the Warrantholder may reasonably request, representing the number of Warrants not theretofore exercised. The Warrantholder and any assignee, by acceptance of this Warrant Certificate or a new Warrant Certificate, acknowledge and agree that by reason of the provisions of this Section 3, following exercise of any portion of these Warrants, the number of Shares into which the Warrants represented by this Warrant Certificate may be exercised may be less than the number of Shares for which the Warrants set forth on the face hereof may be exercised.

(C)            If, after summing the number of shares of Common Stock that would be issuable upon such exercise of the Warrants, a fraction of a share of Common Stock would, in the aggregate, be issuable, the Company shall not issue such aggregate fraction and shall instead pay to the Warrantholder, no later than the time of delivery of the applicable shares of Common Stock pursuant to the exercise of the Warrants, an amount in cash equal to the current value of such fraction based on the Closing Sale Price as of the Exercise Date.

4.             Restricted Securities. The Warrants and the Shares purchasable hereunder constitute “restricted securities” under the federal securities laws inasmuch as they are, or will be, acquired from the Company in transactions not involving a public offering and accordingly may not, under such laws and applicable regulations, be resold or transferred without registration under the Securities Act, or an applicable exemption from such registration. A securities legend to the foregoing effect in the form as set forth in the Warrantholders’ Agreement shall be placed on any Shares issued to the Warrantholder upon exercise of the Warrants.

5.             Reservation of Shares; Shares to Be Fully Paid; Listing of Shares.

(A)          The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock to satisfy the exercise of these Warrants from time to time as these Warrants are presented for exercise in accordance with the terms hereof. The Company hereby represents and warrants that any Shares issued upon the exercise of these Warrants in accordance with the terms hereof will be duly authorized, validly issued, fully paid and non-assessable and free and clear of preemptive rights.

(B)          The person(s) in whose name(s) any Shares so issued, as designated by the Warrantholder in accordance with Section 9 hereof, will be deemed to be the holder(s) of record of such Shares as of the close of business on the Exercise Date, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date.

(C)          Certificates for Shares issued upon exercise of these Warrants will be issued in such name(s) as the Warrantholder may designate in accordance with Section 9 hereof and will be delivered to such named person(s) within a reasonable time, not to exceed five (5) Business Days after any Exercise Date.

(D)           If at any time the Company’s Common Stock shall be listed on any national securities exchange or automated quotation system, the Company will use its commercially reasonable efforts to list, and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Shares issuable upon exercise.

6.             No Rights as Warrantholder; Transfer Books. The Warrants do not entitle the Warrantholder to any voting rights or other rights as holder of Common Stock of the Company prior to the date of exercise hereof; provided that nothing herein is intended to limit the rights of the holders of the Warrants under the Warrantholders’ Agreement in accordance with their respective terms. The Company will at no time close its transfer books against transfer of these Warrants in any manner which interferes with the timely exercise of these Warrants.

7.             Taxes on Shares Issued. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue or delivery of these Warrants or Shares on exercise of these Warrants pursuant hereto; provided, however, that if such documentary, stamp or similar issue or transfer tax is due because the Warrantholder has requested that the Shares be issued in a name other than that of the Warrantholder or an Affiliate of the Warrantholder, then such taxes shall be paid by such Warrantholder, and the Company shall not be required to issue or deliver any stock certificate representing the Shares unless and until such Warrantholder shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax have been paid.

8.             Withholding. The Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any payment made under this Warrant, any amounts required to be deducted or withheld under applicable law as determined by the Company in its sole discretion. Any amounts so deducted and withheld will be treated for all purposes of this Warrant as having been paid to the person in respect of which such deduction and withholding was made.

9.             Transfer/Assignment.

(A)            Subject to compliance with clauses (B) and (C) of this Section 9, these Warrants and all rights hereunder are Transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new Warrant Certificate or new Warrant Certificates representing these Warrants shall be made and delivered by the Company, of the same tenor and date as this Warrant Certificate but registered in the name or names of one or more transferees, upon surrender of this Warrant Certificate, duly endorsed, to the office or agency of the Company described in Section 2, subject, however, to appropriate adjustment to reflect the prior exercise of any Warrants represented hereby. All expenses and other charges payable in connection with the preparation, execution and delivery of the new Warrant Certificate or Certificates pursuant to this Section 9 shall be paid by the Company, provided, however, that the Company shall not be obligated to pay any documentary taxes, stamp or similar issue taxes or transfer taxes in respect of the preparation, execution and delivery of such new Warrant Certificate or Certificates pursuant to this Section 9.

(B)            Notwithstanding the foregoing, the Transfer of these Warrants and any rights hereunder, and any Shares issued upon exercise of these Warrants, shall be subject to the applicable provisions and limitations of the Warrantholders’ Agreement, the Securities Act and the Exchange Act, provided that any such transferee will remain subject to this transfer restriction.

(C)            Without limiting the generality of clause (B) above, the Warrants and Shares issuable upon exercise of these Warrants shall not be Transferred except in compliance with the terms and conditions specified in the Warrantholders’ Agreement and in this Section 9, which conditions are intended, among other things, to ensure the compliance of the Company and its Subsidiaries with the Foreign Ownership Limitations. Any purported Transfer other than in accordance with the terms and conditions of this Warrant and the Warrantholders’ Agreement shall be null and void, and the Company shall not recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership pursuant to any such Transfer. The Warrantholder, by acceptance of this Warrant, agrees to be bound by the provisions of this Section 9.

(D)            Each certificate (if any) for Common Stock issued upon the exercise of this Warrant, and each certificate (if any) for Common Stock issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VARIOUS CONDITIONS, INCLUDING CERTAIN RESTRICTIONS RELATING TO COMPLIANCE WITH U.S. AIRLINE FOREIGN OWNERSHIP LIMITATIONS, AS ARE SET FORTH IN A WARRANTHOLDERS’ AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH WARRANTHOLDERS’ AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND UNDER APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH WARRANTHOLDERS’ AGREEMENT.

10.           Exchange and Registry of Warrants; Transfer of Warrants.

(A)          This Warrant Certificate is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new Warrant Certificate or Warrant Certificates of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant Certificate. This Warrant Certificate may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

(B)           The Company shall register the transfer of any portion of this Warrant Certificate in the registry upon the Warrantholder’s compliance with Section 7 and Section 9, provided that such transfer is made in compliance with the Warrantholders’ Agreement, the Securities Act and state securities laws, including, without limitation, the legends on the face page of this Warrant Certificate.

11.           Loss, Theft, Destruction or Mutilation of Warrants. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant Certificate, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant Certificate.

12.           Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(A)          In the event of:

(i)            any reclassification (including through a recapitalization) or other change of the Common Stock, including any share split, reverse share split, share combination or subdivision;

(ii)            any dividend or distribution on Common Stock in shares of Common Stock or the right to purchase shares of Common Stock (including options, warrants or other rights or securities convertible into or exercisable for shares of Common Stock);

(iii)          any consolidation, merger, combination or binding share exchange involving the Company; or

(iv)          any sale or conveyance (including through a lease or other transfer) to a third party of all or substantially all of the property and assets of the Company, in each case in which the holders of the outstanding Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) (any such event in clauses (i) through (iv) above, a “Reorganization Event”), then, at the effective time of such Reorganization Event, the right of the Warrantholder to purchase the Shares upon exercise of the Warrants represented by this Warrant Certificate shall be changed into a right to purchase the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that the Warrantholder would have been entitled receive had the Warrantholder owned a number of shares of Common Stock immediately prior to such Reorganization Event equal to the number of Shares the Warrantholder would have received if the Warrantholder had exercised such Warrants immediately prior to such Reorganization Event (the “Reference Property”, with each “unit of Reference Property” meaning the type and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) and, concurrently with or promptly following the effective time of such Reorganization Event, upon the Warrantholder’s surrender of this Warrant Certificate to the Company or the successor or purchasing person, as the case may be, pursuant to procedures comparable to those set forth in Section 11 hereof, the Company or the successor or purchasing person, as the case may be, shall issue in favor of the Warrantholder a new Warrant Certificate or Certificates of like tenor and representing the right to purchase a number of units of Reference Property corresponding to the number of Shares the Warrants represented by the surrendered Warrant Certificate previously entitled the Warrantholder to purchase upon exercise in accordance with Section 3 hereof, subject, however, to appropriate adjustment to reflect the prior exercise of any Warrants represented hereby.

(B)            If, as a result of the Reorganization Event, holders of the Common Stock are entitled to receive more than a single type of consideration because such holders have the right to elect the types of consideration they receive, then:

(i)            the Reference Property for which these Warrants will be exercisable will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election, and

(ii)            the unit of Reference Property for purposes of the foregoing sentence shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock.

The Company shall notify the Warrantholder of such weighted average as soon as practicable after such determination is made.

If, in the case of any such Reorganization Event, the Reference Property receivable thereupon by a holder of Common Stock includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization Event, then the Warrant Certificate representing warrant to acquire Reference Property shall additionally be executed and delivered by such other Person.

(C)            If any event occurs as to which the provisions of this Section 12 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the board of directors of the Company, fairly and adequately protect the purchase rights of the Warrantholder in accordance with the essential intent and principles of such provisions, then the board of directors of the Company shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the board of directors of the Company, to protect such purchase rights as aforesaid.

(D)            Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur.

13.           Governing Law. All questions concerning the construction, validity, and interpretation of this Warrant Certificate shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Warrant Certificate and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Any and all service of process and any other notice in any such action, suit or proceeding will be effective against any party hereto if given as provided herein. Nothing herein contained will be deemed to affect the right of any party to serve process in any manner permitted by law. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHERS IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS WARRANT CERTIFICATE. Each of the parties hereto hereby consents to process being served by any party to this Warrant Certificate in any action or proceeding of the nature specified in this paragraph by the mailing of a copy thereof in the manner specified by the provisions of Section 15.

14.           Amendments. The Warrants represented by this Warrant Certificate may be amended, and the observance of any term of such Warrants may be waived, only with the written consent of the Company and the holders of Warrant Certificates representing a majority of the outstanding Warrants, provided that any such amendment shall affect all outstanding Warrants equally and ratably; provided, that the written consent of all holders of Warrant Certificates shall be required to:

(A)          increase the Exercise Price;

(B)           accelerate the Expiration Time;

(C)           decrease the number of Warrants;

(D)           modify the terms of Sections 3, 5 or 11 hereof in a manner adverse to any Warrantholder; or

(E)           make any change in the amendment or waiver provisions which require each Warrantholder’s consent.

After an amendment or waiver pursuant to this Section 14 becomes effective that is not consented to by all holders of Warrant Certificates, the Company will give to the Warrantholders a notice briefly describing such amendment or waiver. However, the failure of the Company to give such notice to all the Warrantholders, or any defect in the notice, will not impair or affect the validity of any such amendment or waiver.

15.           Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by e-mail or confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, provided that a copy of such notice is also sent via U.S. mail; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Company:	GMR Buyer Corp. [address]

Attention: General Counsel Fax: [fax number] E-mail: [email address]

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP [address] Attention: Gary Horowitz; Mark Pflug; Matthew Rogers Fax: [fax number] E-mail: [email address]
If to the Warrantholder:	To the Warrantholder at the address set forth in the Subscription Agreement

16.           Entire Agreement. This Warrant Certificate, the Warrantholders’ Agreement and the Subscription Agreement are intended by the parties as a final expression of their agreement, and are intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Agreement, together with the Warrantholders’ Agreement and the Subscription Agreement, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by a duly authorized officer as of the issue date first written above.

GMR BUYER CORP.

By:

Name:

Title:

[Signature Page to Warrant]

[Form of Notice of Exercise]

Date: ___________

TO:	GMR Buyer Corp.

RE:	Election to Exercise Warrants

The undersigned, being the holder of the Warrant Certificate issued by GMR Buyer Corp. (the “Company”) identified below hereby elects to exercise the number of Warrants represented by such Warrant Certificate indicated below and, in accordance with Section 3 of the Warrants, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in the manner set forth below.

By submission of this notice of exercise, the undersigned represents and warrants to the Company that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and that the securities have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. The undersigned understands, acknowledges and agrees that the shares of Common Stock issued upon exercise hereof are subject to the Warrantholders’ Agreement and have not been registered under the Securities Act, or under any applicable state securities laws, and that no sale or disposition thereof may be made without compliance with the terms of the Warrantholders’ Agreement and an effective registration statement related thereto or an opinion of counsel satisfactory to the Company that such registration is not required under the Securities Act, or applicable state securities laws.

Warrant Certificate Number	_____________________
Number of Warrants Being Exercised	_____________________
Aggregate Exercise Price	$____________________
Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3(A)(ii) of the Warrants):	_____________________

Holder:

By:

Name:

Title: